Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Employer Identification Number:
56-2155481
Date: JUL 23 2002	DLN:
17007345034001
PROGESS ENERGY INC	Person to Contact:
411 FAYETTEVILLE ST MALL	STEPHEN JAMES ID# 75903
RALEIGH, NC 27601	Contact Telephone Number:
(877) 829-5500
Plan Name:
PROGRESS ENERGY INC 40lK SAVINGS &
STOCK OWNERSHIP PLAN
Plan Number: 002
Dear Applicant:
     We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.
     Continued qualification of the plan under its present form will depend on its effect in operation. See section l.401-1(b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.
     The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.
     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.
     This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.
     This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub L. 107-16.
Letter 835 (DO/CG)

PROGESS ENERGY INC
     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.
     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.
     We have sent a copy of this letter to your representative as indicated in the power of attorney.
     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.
Sincerely yours,
/s/ Paul T. Shultz
Paul T. Shultz
Director,
Employee Plans Rulings & Agreements
Enclosures:
Publication 794
Addendum
Letter 835 (DO/CG)

PROGESS ENERGY INC
This determination letter expresses the opinion that the plan meets the requirements of the Internal Revenue Code section 4975(e) (7) relating to Employee Stock Ownership Plans. However, please note that the provisions in plan sections 5.4 (d) (ii), 5.5 and 6.10, which permit the sale of stock in suspense (encumbered stock) to make payments on an exempt loan could, based on the particular set of facts and circumstances related to such sale, cause the loan to fail to qualify as an exempt loan under Code section 4975(e) (7) and regulations thereunder. In addition, please note that the proceeds from such sale could, in full or part, constitute annual additions under Code section 415.
This determination letter applies to the working copy of the plan submitted with your application on 12/3/01, as subsequently amended by the proposed restatement submitted with your representative’s letter dated 5/28/02, and as further amended by the proposed amendmentment submitted with your representative’s letter dated 6/14/02. These proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b).
Letter 835 (DO/CG)